Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Equity Incentive Plan and 2014 Employee Stock Purchase Plan of Pandora Media, Inc. of our reports dated March 18, 2013, with respect to the consolidated financial statements of Pandora Media, Inc. and the effectiveness of internal control over financial reporting of Pandora Media, Inc., included in its Annual Report (Form 10-K) for the year ended January 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

January 28, 2014